Exhibit 99.1


                                 CERTIFICATION

I, Corey B. Pinkston, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Core Investment Grade Bond Trust I;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the trustee under the Trust Agreement for inclusion in these reports is included in these reports; and

4. I am responsible for reviewing the activities performed by the depositor and the trustee under the Trust Agreement and based upon my knowledge and the annual compliance review required under the Trust Agreement, and except as disclosed in these reports, the depositor and trustee have each fulfilled its obligations under the Trust Agreement.

         In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: The Bank of New York, as Trustee of Core Investment Grade Bond Trust I, and its officers and agents.



                                  By  /s/ Corey B. Pinkston
                                     -------------------------------------------
                                  Name:   Corey B. Pinkston
                                  Title:  President and Chief Executive Officer
                                  Date:   March 15, 2004